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Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
Transcript – 43:52
11/12/26

Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
November 12, 2026

Operator

Good morning, ladies and gentlemen, and welcome to the Vista Gold Corp. Third Quarter Financial Results and Corporate Update conference call. At this time, all lines are in a listen-only mode. Following the presentation, we will conduct a question and answer session. If at any time during this call you require immediate assistance, please press star 0 for the operator. This call is being recorded on Thursday, November 12, 2026. I would now like to turn the conference over to Pamela Solly. Please go ahead.

PAMELA SOLLY

Thank you, Mel, and good day, everyone. Thank you for joining the Vista Gold Corp. Third Quarter 2026 Financial Results and Corporate Update Conference Call. I’m Pamela Solly, Vice President of Investor Relations. Also on the call today is Fred Earnest, President and Chief Executive Officer, and Doug Tobler, Chief Financial Officer.

Earlier this morning, Vista reported its financial results for the quarter ended September 30th, 2026. For additional details, our full financial statements and MD&A are included in our Form 10-Q available for review at sec.gov or sedarplus.ca. Copies of the news release and quarterly report on Form 10-Q are also available on our website at www.vistagoldcorp.com.

During the course of this call, in the question and answer session, we will be making forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements of Vista to be materially different from results, performance, or achievements expressed or implied by such statements. Please refer to the cautionary statements in this morning’s news release and our most recently filed Form 10-K for details of risks, uncertainties, and other factors that may affect Vista Gold’s future performance. And other important factors that could cause actual results to differ materially from those expressed in our forward-looking statements. Please also refer to the cautionary note regarding estimates of mineral resources and mineral reserves.

Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
November 12, 2026

Forward-looking statements regarding the proposed transaction with Artemis Gold are subject to additional risks, including the ability to obtain required shareholder, court, and regulatory approvals, the satisfaction of other closing conditions, the timing of completion, and the fact that the market value of the consideration will fluctuate with the trading price of Artemis shares.

During today’s call, we will be discussing the proposed arrangement between Vista Gold and Artemis Gold. In connection with the proposed transaction, Vista filed a preliminary management information and proxy statement with the Securities and Exchange Commission on October 19th, 2026, and intends to file a definitive proxy statement with the SEC and on SEDAR+ and to mail the definitive proxy statement to Vista shareholders. Today’s call is not a substitute for the definitive proxy statement or any other document that Vista may file with the SEC or Canadian securities regulatory authorities in connection with the proposed transaction.

I note and emphasize that Vista shareholders are urged to read the proxy statement and any other relevant documents filed with the SEC and Canadian security regulatory authorities carefully and in their entirety when they become available, because they will contain important information about Vista, Artemis, and the proposed transaction. Shareholders may obtain copies of the definitive proxy statement when available and other documents filed by Vista at sec.gov, sedarplus.ca, and Vista’s website at www.vistagold.com.

Vista and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Vista shareholders in connection with the proposed transaction. Information about Vista’s directors and executive officers, including their ownership of Vista common shares, is set forth in Vista’s proxy statement for its 2026 Annual General and Special Meeting of Shareholders filed with the SEC on March 17th, 2026, and in other documents filed by Vista with the SEC. Additional information regarding the interests of these participants by security holdings or otherwise is contained in the preliminary proxy statement and will be contained in the definitive proxy statement and other relative materials filed with the SEC when they become available. Free copies of these documents may be obtained as previously described.

Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
November 12, 2026

Today’s conference call is for information purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction. The Artemis shares to be issued in the proposed transaction have not been and will not be registered under the U.S. Securities Act of 1933 as amended and are expected to be issued in reliance on the exemption provided by Section 3 of that Act. I will now turn the call over to Fred Earnest.

FRED EARNEST

Thank you, Pam, for covering all of that lengthy disclosure, and thank you to everyone for joining us on the call and for persevering through that necessary part of the, the call this morning. We will begin by highlighting our 3rd quarter achievements, followed by discussion of the proposed transaction with Artemis Gold as announced on September 21st, 2026.

During the 3rd quarter, we continued advancing the Mt Todd Gold Project toward development. Key achievements included progress on permitting activities, strengthening our Australian-based leadership team, and advancing technical optimization initiatives. We also maintained our focus on safety, environmental stewardship, and financial discipline, ending the quarter with no workplace incidents, zero environmental incidents, and a cash position of $43.5 million.

Finally, on September 20th, 2026, Vista entered into an arrangement agreement with Artemis Gold pursuant to which Artemis agreed to acquire all of the issued and outstanding shares of Vista by way of a court-approved plan of arrangement, subject to shareholder, court, and regulatory approvals and other customary closing conditions. I will discuss these topics in greater detail later in the call, but I will now turn time over to Doug Tobler for a review of our financial results for the quarter ended September 30th, 2022.

Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
November 12, 2026

DOUG TOBLER

Thank you, Fred.

I’ll start today with an overview of our results of operations. Consolidated net loss for the 3 months ended September 30, 2026 and 2025 was $6.4 million and $723,000, or $0.05 and $0.01 per basic share respectively. The consolidated, consolidated net loss for the 9 months ended September 30, 2026 and 2025 was $12.5 million and $5.8 million, or $0.09 and $0.05 per basic share, respectively.

The principal components of the period-over-period changes related to a few key areas. First, exploration, property evaluation, and holding costs were $2.5 million and $1.2 million for the 3 months ended September 30, 2026, respectively. And they were $6.7 million and $4.6 million for the 9 months ended September 30, 2026 and 2025, respectively. The increase in 2026 for the 3-month period resulted primarily from costs associated with additional executive and project management team members in Australia and higher project program costs in 2026 compared to the prior year. The increase in 2026 for the comparable 9-month period resulted from the same personnel increases, increased site activity, and higher power consumption due to water management pumping requirements. These were partially offset by lower project program costs in 2026 compared to the prior year, which included costs of the Mt Todd feasibility study.

Second, corporate administrative costs were $4.2 million and $846,000 during the 3 months ended September 30, 2026 and 2025, and they were $6.7 million and $2.8 million for the 9 months ended September 30, ’26 and ’25 respectively. Expenses in the comparable 3-month period were higher because of arrangement-related expenses totaling $3.2 million. Expenses in the comparable 9-month period were higher because of the same related arrangement-related expenses, and we had other legal consulting and recruiting costs to support increasing pre-development activities at Mt Todd.

As a partial offset to the increases, interest income was higher. We had interest income of $434,000 and $134,000 for the 3 months ended September 30, 2026 and 2025, respectively. And $1.1 million and $443,000 for the 9 months ended September 30, ’26 and ’25 respectively.

Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
November 12, 2026

To close my comments today, we ended the quarter on September 30, 2026 with cash of $43.5 million and working capital of $40.1 million, and we continued to have no debt. Thank you. That concludes my remarks for today. I’ll turn the call back to Fred.

FRED EARNEST

Thank you, Doug. During the 3rd quarter, we continued to advance our strategic priorities for Mt Todd, making progress across key areas of development. I’ll begin with an update on our permitting activities.

Artemis has indicated its intention to, to evaluate Mt Todd at a scale of 50,000 tonnes per day, and as part of the transaction covenants, we have agreed to refrain from any activities that would preclude the future development of the project at this larger scale. We have continued to push forward on all permitting activities that are mutually beneficial to a project of either 15,000 or 50,000 tons per day.

In September, our waste discharge permit was authorized. This will allow the discharge of treated water from the Batman Pit during the upcoming wet season, but more on that topic in a moment.

We have completed ecological field investigations covering the entire area of our mining licenses, both at the end of the wet season and most recently at the end of the dry season. These investigations form the basis for the baseline ecology report and significant impacts assessment that are expected to be completed in the near future. These reports, together with site layout and other project design reports, will form the basis for submissions to amend our environmental impact statement, and our Environmental Protection and Biodiversity Conservation Act authorization. We are preparing documentation for these submissions but will not be finalizing the filings at this time.

With the approval of the environmental mining license for care and maintenance of the Mt Todd site, we have lodged amendments and anticipate approval of the environmental mining license variation later this month. Once the environmental mining license variation is approved, we believe

Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
November 12, 2026

that the approval of the conversion of our existing operations deemed environmental mining license to a full environmental mining license will follow soon after.

The approval of the operations environmental mining license will allow the submission of the amendment to approve the operation of the project at the proposed project size and layout that complements the EIS. Okay. And the Environmental Protection and Biodiversity Conservation Act submissions. In accordance with our covenants with Artemis, we will not be filing an amendment to the operations EML at this time.

We continue to work with the Aboriginal Areas Protection Authority on the additional authority certificate that we have already filed. There’s no timeline for this authorization at the present time.

Now let me turn to water management. Some of you will remember that the Northern Territory received far greater than normal precipitation in the recent wet season, which ended in April of this year. At the start of the dry season, the inventory of water on the Mt Todd site was much higher than normal. We have undertaken measures and made significant investments to reduce the water inventory. In preparation for the coming wet season and in anticipation for the potential start of construction of the project in 2028.

The enhanced evaporation systems that were installed a year ago on the waste rock dump and in the tailings storage facility have operated within expectations throughout the dry season. Additionally, we have ordered 4 Minetek high-efficiency evaporators. These are similar to equipment used for snowmaking at ski resorts. And these are expected to be delivered and in operation at the tailings storage facility the first week of December. These evaporators are expected to allow us to increase water evaporation on site by approximately 1.2 gigaliters per year. We are also contemplating the purchase of another 4 Minetek evaporators for the pit.

In addition to the water evaporation projects, we have commenced treating the water in the pit, which presently holds about 6.7 gigaliters, with the expectation of discharging a significant part of this volume as treated water during the upcoming wet season. The pit dewatering systems, which

Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
November 12, 2026

includes pump piping and electrical systems, are being refurbished to ensure maximum operating efficiency and reliability this wet season.

I’ll now provide an update on the progress of our pre-development optimization programs as identified in the Mt Todd feasibility study. These programs will support detailed engineering and further de-risk the project.

A comprehensive metallurgical test program to evaluate optimum grind size and gold recoveries while generating data to support process plant design and equipment selection is entering its final stages. Highlights of the initial results include confirmation of the relationship between grind size and gold recoveries across the complete range of anticipated head grades and the suitability of water collected below the waste rock dump for process makeup water. Characterization of tailings properties has been completed. Final results of the program as initially designed are anticipated later this quarter. We may elect to undertake additional met testing as part of the optimization refinement process for defining the process flow sheet and in preparation for the start of front-end engineering design.

The geotechnical program designed to evaluate opportunities to steepen the west pit wall, reduce waste stripping, and potentially convert mineral resources to additional mineral reserves is also nearing completion. Final recommendations are dependent on the completion of the destructive testing of core and analysis of that data. The preliminary results based on the logging of the drill holes and mapping the pit walls has been encouraging. We expect to have final results in December.

Refinements to the site layout design have been put on hold as a result of the announcement of the Artemis transaction. As has project execution planning.

Now I turn to our efforts to build the company’s executive leadership team. We have continued to strengthen our corporate capabilities in Australia. In August, we announced the appointment of Gavin Ferguson as Managing Director of Vista Gold Australia. Gavin is a highly accomplished executive who brings more than 35 years of international mining experience across mine

Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
November 12, 2026

development, project execution, operations, business transformation, and executive leadership. Most recently, he served as General Manager of the Carlin Mining Complex for Nevada Gold Mines, where he was accountable for 5 underground mines, 3 open pits, and 5 processing facilities producing approximately 1.4 million ounces of gold annually. Gavin is based in Vista’s West Perth office.

In October, Ursula Loubser joined our team in Perth as our financial controller. Ursula brings 30 years of financial experience to our team, including almost 2 decades working in the Australian mining sector.

Now I turn to safety and environmental matters. Throughout the quarter, we continued to prioritize safety, environmental stewardship, and stakeholder engagement. Our site team maintained operations at the Mt Todd site and advanced environmental initiatives with no reportable incidents. The work on the social impact assessment initiated earlier this year to better understand local communities’ priorities so that we can incorporate their perspectives into our project planning is ongoing. We continue to have meaningful, and ongoing engagement with the Jawoyn Association Aboriginal Corporation and other key stakeholders.

I would now like to turn to Vista’s proposed business combination with Artemis Gold, which we announced on September 20th, 2026. The background to the transaction, the factors considered by Vista’s Board of Directors, and the risks related to the transaction are described in the preliminary proxy statement filed on October 19th, 2026, and will be described in the definitive proxy statement when it is filed. We encourage shareholders to read the definitive proxy statement carefully when it becomes available.

First of all, let me talk a little bit about Artemis Gold. Artemis Gold owns and has developed the Blackwater Gold Mine in British Columbia, Canada. Artemis has announced that production at the Blackwater Mine is expected to be between 265,000 and 290,000 ounces of gold this year, with all-in sustaining costs of $925 to $1,025 per ounce. They have also announced that completion of the Phase 1A expansion is expected this quarter, and construction of the EP2 expansion has commenced with completion expected the middle of 2028.

Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
November 12, 2026

With the completion of these 2 expansions and other optimization opportunities, Artemis expects gold production from the Blackwater Mine to exceed 500,000 ounces of gold per year. For those who would like more information about Artemis Gold, we refer you to Artemis public disclosure on sedarplus.ca and at its website on www.artemisgoldinc.com. Information on Artemis website is not part of and is not incorporated into today’s remarks.

As announced on September 21st, 2026, Artemis will acquire 100% of the issued and outstanding common shares of Vista pursuant to a court-approved plan of arrangement and a transaction that has been unanimously approved by the boards of directors of each Artemis and Vista. The transaction is summarized as follows. Vista shareholders will receive 0.0966 Artemis shares per Vista share valued at $2.83 per Vista share based on the September 18th 2026 closing price. Because the consideration is a fixed number of Artemis shares, its market value will fluctuate with the trading price of Artemis shares. This represents a premium of 29% to the 20-day VWAPs of Artemis and Vista and a 25% premium to the closing price of Vista on September 18th, 2026. And a total implied fully diluted transaction equity value of $427 million. Upon completion of the transaction, Vista shareholders will collectively own 5% of Artemis shares.

The transaction is to be effected pursuant to a court-ordered plan of arrangement under the Business Corporations Act of British Columbia, subject to Vista shareholder approval, with 66 2/3% of the votes cast by Vista shareholders at the special meeting to consider the transaction required for approval, and customary regulatory approvals, including Australian Foreign Investment Review Board approval, Northern Territory ministerial consent, and TSX.V approval for Artemis to issue Artemis consideration shares.

As described in the preliminary proxy statement, the factors and potential benefits considered by Vista’s board in evaluating the transaction include the following. First, the premium implied by the exchange ratio relative to Vista’s trading price prior to the announcement. Also, the opportunity for Vista shareholders through their ownership of Artemis shares to participate in Artemis Blackwater Mine, including its planned Phase 1A and EP2 expansions and the expected near-term production growth. The board considered continued exposure to the potential of Mt Todd as part

Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
November 12, 2026

of a larger company with assets in British Columbia and the Northern Territory with targeted annual production of 1 million ounces of gold per year. Artemis’s stated intention to evaluate the development of Mt Todd at a scale of 50,000 tonnes per day and its financial resources and project development experience as compared to the financing and execution risks of developing Mt Todd on a standalone basis. Lastly, the board considered the potential for greater trading liquidity as shareholders of a larger company.

The board also considered risks related to the transaction, including that the market value of the consideration will fluctuate, that Vista shareholders will hold a minority interest in the combined company, and that completion of the transaction is subject to conditions that may not be satisfied. A full discussion of the factors considered by the board and the risks relating to the transaction is included in the proxy statement.

Now let me talk about our share price performance. Following the September 21st, 2026 announcement, Vista shares have traded generally in line with the value implied by the exchange ratio, and the share prices of both companies have reflected volatility in the gold price. Since the date of the announcement, Vista’s share price has outperformed all but one of the 14 companies in its developer peer group. Because the consideration is a fixed number of Artemis shares and the market value of the consideration Vista shareholders will receive will rise or fall with trading price of Artemis shares and may differ at closing from its value at the announcement or today. I’ll next discuss the timeline for the transaction.

The preliminary proxy statement was filed on October 19th, 2026. The definitive proxy statement is expected to be filed in the coming month. Subject to the timing of its filing, Vista’s special meeting of shareholders is expected to take place in January 2027. The transaction is currently expected to close in the first quarter of 2027, with the parties targeting late January, subject to shareholder and other required approvals and the satisfaction of customary closing conditions. Once filed, the definitive proxy statement will be mailed to shareholders and will be available at sec.gov, sedarplus.ca and on our website.

Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
November 12, 2026

Finally, in conclusion, the Board, in consultation with its financial and legal advisors, has unanimously determined that the transaction is in the best interest of the company and its shareholders based on a review of the transaction and the alternatives available to the company, including pursuing the development of Mt Todd on a standalone basis. The board’s reasons, the risks related to the transaction, and the interests of Vista’s directors and executive officers in the transaction are described in the proxy statement.

For information about Vista Gold, the Mt Todd Gold Project, and the proposed Vista and Artemis transaction, I refer you to our website at www.vistagold.com. We encourage shareholders to read the definitive management information and proxy statement carefully when it becomes available because it will contain important information about the proposed transaction. This concludes my formal remarks. We will now respond to any questions from participants on this call.

Operator

Thank you. Ladies and gentlemen, we will now begin the question and answer session. If you have a question, please press star followed by the number 1 on your touchtone phone. You will hear a prompt that your hand has been raised. Should you wish to decline from the polling process, please press star followed by the number 2. If you are using a speakerphone, please lift the handset before pressing any keys. One moment please for your first question. Again, if anyone would like to ask a question, you may press star 1 on your telephone keypad.

We have the first question, comes on the line of Mikel Johnson. Your line is now open. You may ask your question.

MIKEL JOHNSON

Hi, how’s it going? Thank you. So in March 2026, Vista raised nearly $45 million to advance Mt Todd while management was also discussing potential transactions with Artemis. What specifically changed that made selling Vista preferable to developing the mine independently? And can you quantify how shareholders are better off owning approximately 5% of Artemis versus retaining full ownership of Vista and its future gold production?

Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
November 12, 2026

Because I’m looking for like an actual financial comparison, not just simply a statement about maximizing shareholder value, because quite frankly, I think a lot of investors here are feel a little bit disappointed because the deal kind of resulted in no upside, and it’s, in our opinion, valued at a deep discount compared to the net present value of the project. Thank you.

FRED EARNEST

I’m not quite sure where to begin. That’s a number of questions rolled into one. As Vista has stated for the last couple of years, we have continued to seek and to evaluate transaction opportunities to reduce the risk of developing the Mt Todd Gold Project. That is a well-established fact in our disclosure. The rise in the gold price last spring and the absence of an acceptable transaction at the end of the year in 2025 prompted Vista’s management and the board of directors to jointly make the decision to move forward with the development of the Mt Todd project at a reduced scale on a standalone project.

We raised money at what might be, in hindsight, considered to be one of the optimal times to raise money. We felt that the sum of money that we raised would allow us to advance the project through the completion of front-end engineering and design and to the point of a definitive investment decision. And after raising that money, discussions with Artemis progressed. You have to understand that the first contact with Artemis was a couple of years ago. And so this is not something that just all of a sudden blossomed, but it’s been in the background but not progressing. However, I believe that the demonstration of our commitment, seriousness to move forward with the project, influenced a number of companies to increase their diligence and evaluation of the Mt Todd Gold Project.

I think it’s important for shareholders to understand that the decision to advance Mt Todd on a standalone basis is not without considerable risk. We as a management team and a board feel that there’s a strong possibility to raise the money to develop Mt Todd, but it will come with dilution and it will come with other commitments and covenants. There’s the factor of building a team in Australia, and while we have made tremendous progress this year in establishing a core project

Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
November 12, 2026

development, project execution team, it’s just the tip of the iceberg with regards to the people that we would need to add to our team to advance and to ultimately build the Mt Todd project.

With Artemis, we saw an opportunity to partner with a company that has a tremendous project, a record of being able to develop projects and bring them online in an efficient manner. There is tremendous opportunity for leverage for Vista shareholders. Of all of the companies that we evaluated and have had conversations with over the last 3 years, Artemis being a well-established single-asset gold producer with a well-defined growth profile provides leverage for Vista shareholders that we could not achieve in any of the other potential partner vehicles that were evaluated.

With regards to the comment or the question about the valuation of the transaction, Vista has been, prior to the transaction, was trading in the range of $2.40 a share, give or take. We obviously had been up a bit higher earlier in the year when the gold price was around $5,000 an ounce. And we negotiated with Artemis for a higher premium. But given the market cap of the company and the perceived risks involved in developing the Mt Todd project on a standalone basis and the valuation that Vista receives in the marketplace, the premium that we were able to negotiate is in line with the premium achieved in other M&A transactions.

One shareholder suggested to us that at the end of the transaction that we should hold 20% of Artemis stock. And the simple math of that, while it’s a wonderful number to consider and it would be just astronomically out of this world had we been able to achieve it, when we look at it and say that Artemis is a $7 billion company and Vista is a $400 million company.

And to say that post-transaction that we should be $1.4 billion value of Artemis means that they would be placing a billion-dollar premium on Mt Todd. Shareholders in Vista Gold have not been prepared to pay $3 a share, let alone $4 or $5, to improve our market value to the point where that kind of premium might even be potentially conceivable. And so the premium that we were able to negotiate, we believe, is a fair premium, and it provides Vista shareholders with the upside to the increase in Artemis production in the coming years as they complete the Phase 1A expansion this

Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
November 12, 2026

quarter and the EP2 expansion in 2028 and move from a roughly 250,000 to 300,000 ounce per year producer to a producer with over 500,000 ounces of gold per year.

Also, with the free cash flow that Artemis will be generating from operations at Blackwater, there’s the opportunity to finance Mt Todd without dilution and to build it with an experienced team that complements the team we have in Australia. All of this, we think that the benefits offset the risks that would be involved in developing Mt Todd on a standalone basis. It’s been a very thorough evaluation, investigation.

As you have opportunity, I invite you to turn to the proxy statement. There’s a very comprehensive discussion of how the board got to this point with a discussion of all of the previous evaluations and offers and proposals that had been considered as we moved forward over the last couple of years. And I think that as you read that, that you’ll see that the board has been very diligent in trying to achieve the best outcome for Vista shareholders.

Operator

Thank you. Again, if anyone would like to ask a question, you may press star 1 on your telephone keypad. Next question comes from the line of Dale Jackson of NYC Radio. Your line is now open. You may ask your question.

DALE JACKSON

Hello, Fred. Hello, Fred. Hello, Pamela.

FRED EARNEST

Good morning, Dale.

DALE JACKSON

It’s a beautiful and wise decision. The CapEx, you know, was an incredible number, and this complement of Blackwater and Mt Todd, I mean, there’s, it’s going to be a fantastic situation, which I know you know quite well. The free cash flow from Blackwater, the numbers that you were saying today, Fred, if they take that to 500,000 ounces a year, year, that with basically $1,000 an

Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
November 12, 2026

ounce cost basis, cost factor, there’s going to be so much free cash flow. Blackwater, you can take the, you know, you’re taking it to 50,000 tons for Mt Todd, and it’s a, it’s a beautiful situation.

So my question is, number one, congratulations. All right, that’s out of the way. Thank you. Number 2, Fred, are you and the other executives of the team basically staying with Mt Todd and being, going into the business structure of Artemis?

FRED EARNEST

Dale, as things stand right now, the Denver office staff will not be continuing for any significant period of time with Artemis, but we anticipate that the Australia-based team with the intellectual knowledge of the project and the deposit will be continuing with Artemis.

DALE JACKSON

Very good. Very good. Well, I wish you were staying. I’m sure you’ll stay on some sort of capacity as a consultant and perhaps the like. So thank you very much. Thank you very much. You’ve done a great job and a beautiful and wise decision. Good for you.

FRED EARNEST

Thank you, Dale. And certainly the Denver team is very interested in the success of the project on an ongoing basis and will do anything that it can as consultants to help Artemis advance the project.

Operator

Thank you. Again, if anyone would like to ask a question, please press star 1 on your telephone keypad. There are no further questions at this time. I will now turn the call over to Fred Earnest. Sir?

Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
November 12, 2026

FRED EARNEST

Thank you, Mel. Thank you, everyone, for taking time to join the call this morning. I know that this has been a bit more lengthy call than our usual quarterly financial results and update conference calls. But the environment that we find ourselves in, the transaction before us, and I think has merited a more fulsome discussion. And we thank you for your patience as we’ve gone through this.

We are excited about the progress that’s being made at Mt Todd with permitting and the technical work that continues. We look forward to a successful completion of the transaction and the opportunity to reward shareholders with a more risk— or a reduced-risk development pathway to see Mt Todd put into production. We believe that of all of the potential suitors that we could have done a deal with, that Artemis is the best choice and provides the best path forward for the development of the project and for shareholder value recognition and creation in the future.

We will continue to work diligently on advancing the project. Up until the point that the transaction is completed, we will do everything that we can to support Artemis in their efforts to move forward with the project. And we will continue to manage the Mt Todd project in a way that is in the best interests of Vista, its shareholders, our stakeholders, the safety of our people, the environment and the land in which we operate. And we’re very sensitive to our responsibilities in those areas.

We’re very pleased with the share price performance since the date of the announcement. We’ve been through some volatile times in the gold market. We’re in the midst of one of those these days, but our share price has held up. And I think that that’s a reflection of the value that comes from being associated with a producer such as Artemis Gold. I can only imagine where our share price would be had we not announced the transaction, and I’m sure that there would be many people who would not be very happy and would be very concerned about the dilution that we would be experiencing in trying to raise the money to build Mt Todd at the share price that we might have had we not announced the transaction.

Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
November 12, 2026

So I continue to be firmly convinced that this is a transaction that’s in the best interest of Vista shareholders. And I and the other members of the management team are working diligently to continue to manage all of our affairs as an ongoing entity, but also to see this transaction come to a successful close.

So with that, I thank you for your interest, your participation in the call today. Wish you all a very pleasant day. And with that, we’ll close the call. Thank you.

Operator

Thank you, ladies and gentlemen. This concludes today’s conference call. Thank you for your participation. You may now disconnect.

Important Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed plan of arrangement involving Vista and Artemis pursuant to the Arrangement Agreement. The Arrangement will be implemented by way of a plan of arrangement under the Business Corporations Act (British Columbia). In connection with the proposed Arrangement, Vista has filed a preliminary proxy statement, and intends to file a definitive proxy statement and other relevant materials, with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian securities regulatory authorities. Promptly after filing the definitive proxy statement, Vista will mail the definitive proxy statement and a proxy card to its shareholders.

INVESTORS AND SECURITY HOLDERS OF VISTA ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING VISTA’S DEFINITIVE PROXY STATEMENT WHEN AVAILABLE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ARRANGEMENT AND THE PARTIES TO THE ARRANGEMENT AGREEMENT.

Investors and security holders of Vista may obtain the preliminary proxy statement, and will be able to obtain the definitive proxy statement and other relevant documents when they are filed, free of charge from the SEC’s website at www.sec.gov, from SEDAR+ at www.sedarplus.ca or from Vista on its website at www.vistagold.com. The information contained in, or that can be accessed through, Vista’s website is not part of, and is not incorporated by reference into, this communication.

Participants in the Solicitation

This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any

Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
November 12, 2026

jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Artemis common shares to be issued pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), or any securities laws of any state of the United States, and are anticipated to be issued in reliance upon the exemption from such registration requirements provided by Section 3(a)(10) of the U.S. Securities Act and applicable exemptions under securities laws of any state of the United States.

Artemis, Vista and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Vista in connection with the proposed Arrangement. Information regarding Vista’s directors and executive officers is set forth in Vista’s proxy statement for its most recent annual meeting of shareholders and its Annual Report on Form 10-K for the year ended December 31, 2025. Additional information regarding the interests of these directors and executive officers in the proposed Arrangement, by security holdings or otherwise, is included in the preliminary proxy statement, and will be included in the definitive proxy statement, referred to above. These documents, when available, may be obtained free of charge from the SEC’s website at www.sec.gov, Artemis’ website at www.artemisgold.com and Vista’s website at https://vistagold.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the Vista proxy statement relating to the Arrangement.

Vista Gold Corp. Third Quarter Financial Results and Corporate Update Conference Call
November 12, 2026